UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  July 22, 2009

Commission File Number	Exact name of registrants as specified in their charters, address of principal executive offices and registrants' telephone number	IRS Employer Identification Number

1-8841	FPL GROUP, INC.	59-2449419
2-27612	FLORIDA POWER & LIGHT COMPANY	59-0247775
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In 2008, Florida Power & Light Company (FPL) entered into a reclaimed water agreement with Palm Beach County (PBC) to provide FPL's West County Energy Center with reclaimed water for cooling purposes beginning in January 2011.  Under the reclaimed water agreement, FPL is to construct a reclaimed water system that PBC will legally own and operate.  The reclaimed water agreement also requires PBC to issue bonds for the purpose of paying the costs associated with the construction of the reclaimed water system, including reimbursing FPL for costs it incurred prior to issuance of the bonds.  On July 22, 2009, PBC issued approximately $68 million principal amount of Palm Beach County, Florida Water and Sewer Revenue Bonds, Series 2009 with coupon rates ranging from 4.000% to 5.250% and maturity dates ranging from 2011 to 2040.  Under the reclaimed water agreement, FPL will pay PBC an operating fee for the reclaimed water delivered, which will be used by PBC to, among other things, service the principal of and interest on the bonds.  The portion of the operating fee related to PBC's servicing principal of and interest on the bonds will be paid by FPL annually as to principal and semi-annually as to interest, beginning October 2011, until final maturity of the bonds.  FPL does not have a direct obligation to the bondholders; however, if FPL or PBC were to terminate the reclaimed water agreement, FPL would be obligated to continue to pay the portion of the operating fee intended to reimburse PBC for costs related to issuance of the bonds, including amounts to be used by PBC to service the principal of and interest on the bonds.  For financial reporting purposes, FPL is considered the owner of the reclaimed water system and FPL and FPL Group will recognize an asset (electric utility plant in service and other property) as costs are incurred and a liability (long-term debt) as costs are reimbursed to FPL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

FPL GROUP, INC.
FLORIDA POWER & LIGHT COMPANY
(Registrants)

Date:  July 22, 2009

K. MICHAEL DAVIS
K. Michael Davis
Controller and Chief Accounting Officer of FPL Group, Inc.
Vice President, Accounting and
Chief Accounting Officer of Florida Power & Light Company
(Principal Accounting Officer of the Registrants)